Exhibit 10(h)

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of May 30, 2003, by and between SUNCOAST NATURALS, INC., a corporation organized under the laws of the State of Delaware (hereafter referred to as "Employer") and WILLIAM J. REILLY, an individual (hereafter referred to as "Employee").

     In consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

1.  Employment.
    ----------

     (a) Employer hereby agrees to employ Employee, and Employee agrees to serve as President of Employer or as an Officer of one or more of its subsidiaries, during the Period of Employment, as defined in Section 2, in such executive capacity as is set forth herein. During the Period of Employment, Employee also agrees to serve as a Director of the Board of Directors of Employer, as well as a member of any committee of the Board of Directors of the Employer to which Employee may be elected or appointed. At its meeting held on the 28th day of November, 2002, the Board of Directors of Employer elected Employee to the additional posts of President and Chief Executive Officer of Employer effective as of the date of said Meeting. It is the intention of the Board of Directors to reelect Employee to such positions during the balance of the Period of Employment.

     (b) If after the annual meeting of the Board of Directors of Employer in 2003 or at any time thereafter during the Period of Employment, the Board of Directors fails, without Employee's consent, to elect or reelect Employee as



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President and Chief Executive of Employer and as a Director of Employer, or
removes Employee from such offices or directorship, or if at any time during the Period of Employment, Employee shall fail to be vested by the Board of Directors of Employer with the power and authority of President and Chief Executive Officer of Employer or Employee shall lose any significant duties or responsibilities attending such offices, Employee shall have the right by written notice to Employer to terminate his services hereunder, effective as of the last day of the month of receipt of such notice, in which event the Period of Employment, as hereinafter defined, shall so terminate on such last day of the month; such termination under such circumstances shall be deemed pursuant to paragraph (a) of Section 7 hereof as a termination by Employer other than for material breach or just cause with all of the consequences which flow from such termination.

2.  Period of Employment.
    --------------------

     The "Period of Employment" shall be the period commencing on the 30th day of May, 2003 and ending on the 30th day of May, 2004, and the period of any extensions thereof in accordance with the further provisions of this Section. The Period of Employment shall be extended automatically without further action by either party for a successive one-year period or periods, not to exceed five
(5) such periods, beginning on the 30th day of May, in the years 2004 through 2008, respectively, and ending on the 30th day of May in the years 2005 through 2009, respectively, unless either party shall have served written notice in accordance with the provisions of Section 10 hereof upon the other party not


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less than sixty (60) days prior to the 30th day of May in the years 2004 through
2008, respectively, of its or his intention that the Period of Employment under this Agreement shall terminate.

3.  Duties During the Period of Employment.
    ---------------------------------------

     Employee shall devote his full business time, attention and best efforts to the affairs of Employer and its subsidiaries during the Period of Employment, provided, however, that Employee may engage in the practice of law, as well as in other activities, such as activities involving charitable, educational, religious and similar types of organizations, speaking engagements, membership on the Board of Directors of other organizations (as Employer may from time to time agree to), and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of his duties under this Agreement, or conflict in any material way with the business of Employer and its subsidiaries.

4. Current Cash Compensation.
   --------------------------

    (a) Base Annual Salary. Employer will pay to Employee during the initial Period of Employment commencing on the 30th day of May, 2003 and ending on the 30th day of May, 2004, a base annual salary of $48,000, payable in substantially equal monthly installments during each calendar year, or portion thereof, of the Period of Employment; provided, however, it is agreed between the parties that the Employer shall review annually, and in light of such review may, in the discretion of the Board of Directors, increase such base annual salary taking into account Employee's then responsibilities, increase in the cost of living,

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increases in compensation of other executives of Employer and its subsidiaries, increases in salaries of executives of other corporations, performance by Employee, and other pertinent factors.

    (b) Bonus. During the Period of Employment, Employer, in its sole discretion, will ward Employee an annual bonus based on his performance and other factors. The bonus in respect of any calendar year, if any, shall be paid on or before the 28th day of February of the succeeding calendar year.

5.  Incentives.
    -----------

     (a) Restricted Stock. Six months following the date of this Agreement, Employer shall award to Employee 100,000 shares of its "restricted stock." The shares shall be shares of common stock of the Employer and may be authorized but unissued shares or shares acquired by Employer and held in its treasury.

     Except as hereinafter provided, the restricted stock will be forthwith forfeited to Employer in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation, made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.

          Each certificate issued in respect of the restricted stock shall be registered in Employee's name and deposited by him, together with a stock power endorsed in blank, with Employer and shall bear the following (or a similar) legend:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Employment Agreement entered into between the registered owner and Suncoast Naturals, Inc."


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     If the Period of Employment shall be terminated other than pursuant to paragraph (a) of Section 7 hereof, or by reason of death or permanent disability of Employee, any shares which remain subject to the restrictions shall, upon such termination, be forfeited and returned to Employer, provided, however, that Employer may, but need not, determine that some or all of such shares shall be free of restrictions and shall not be forfeited.

6.  Other Employee Benefits.
    ------------------------

     (a) Vacation and Sick Leave. Employee shall be entitled to reasonable paid annual vacation periods and to reasonable sick leave.

     (b) Regular Reimbursed Business Expenses. Employer shall reimburse Employee for all expenses and disbursements reasonably incurred by Employee in the performance of his duties during the Period of Employment, and such other facilities or services as Employer and Employee may, from time to time, agree are reimbursable.

     (c) Life Insurance. During the Period of Employment, Employer shall procure and pay all premiums on a term life insurance policy, effective the date of this Agreement, with a face value of at least $250,000 (less the amount of group term insurance, if any, provided under an insurance plan maintained by the Employer for its employees generally) for the benefit of a beneficiary designated by Employee.

     (d) Employer's Benefit Plans or Arrangements. In addition to the cash compensation provided for in Section 4 hereof, Employee, subject to meeting eligibility provision and to the provisions of this Agreement, shall be entitled

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to participate in all employee benefit plans of Employer, as presently in effect or as they may be modified or added to by the Employer from time to time.

     (e) Reimbursement for Temporary and Incidental Expenses. In consideration of his acceptance of employment pursuant to this Agreement, Employee and his spouse expect to incur certain special and temporary expenses for which Employer agrees to reimburse Employee, subject to the further provisions of this paragraph (e), namely: (i) reasonable travel which are incurred by Employee, and Employee shall furnish Employer with itemized vouchers covering such expenses.

     (f) Counsel Fees. Employer shall pay, or reimburse to Employee, the reasonable fees and expenses of Employee's personal counsel for professional services rendered to Employee in connection with this Agreement and matters related thereto.

7.  Termination.
    ------------

     (a) Termination by Employer other than for Material Breach of Just Cause; Voluntary Terminations. If Employer should terminate the Period of Employment for other than material breach or just cause, as herein defined, or if Employee should voluntarily terminate the Period of Employment pursuant to paragraph (b) of Section 1 or due to a breach of this Agreement by Employer, in addition to all other benefits payable as provided for hereunder, Employer shall forthwith

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pay to Employee in one lump sum the amounts otherwise payable to Employee pursuant to paragraphs (a) and (b) of Section 4, discounted to present value at the rate of 15 percent per annum. In addition, the option described in paragraph
(b) of Section 5 hereof shall be exercisable by Employee immediately or at any other time or times on or before the termination of the option pursuant to such paragraph as to any share or shares subject to such option for which the option has not yet been exercised. Finally, the restrictions on the shares of restricted stock described in paragraph (a) of Section 5 hereof will lapse immediately, and such shares will become non-forfeitable. "Material breach" and "just cause" shall mean willful misconduct in following the legitimate directions of the Board of Directors'; conviction of a felony; habitual drunkenness; excessive absenteeism not related to illness, sick leave or vacations, but only after notice from the Board of Directors followed by a repetition of such excessive absenteeism; dishonesty; or continuous conflicts of interest after notice in writing from the Board of Directors.

     (b) Resignation by Employee. If during the Period of Employment, Employee shall exercise his right of termination under paragraph (b) of Section 1, he shall resign voluntarily as Director and as an employee of Employer upon the notice set forth in such paragraph (b).

8.  Nondisclosure.
    -------------

     Employee shall not, at any time during or following the Period of Employment, disclose, use, transfer or sell, except in the course of employment with Employer, any confidential information or proprietary data of Employer and its subsidiaries so long as such information or proprietary data remains

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confidential and has not been disclosed or is not otherwise in the public domain.

9.  Notices.
    --------

     All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Employer's case, to its Secretary) or thirty-six (36) hours after deposit thereof in the United States mails, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of Employee, to the Employee's residential address, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or Employer may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the United States mail, a party may give notice by telegram or telex.

10.  Representations and Warranties of Employer.
     -------------------------------------------

     Employer represents and warrants that the execution of this Agreement has been duly authorized by resolution of its Board of Directors, and that this Agreement constitutes a valid and binding obligation of Employer in accordance with its terms.

11.  Miscellaneous.
     -------------

     This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by Employer and its subsidiaries and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This


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Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators and beneficiaries and to the benefit of Employer and its successors.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.



                                                 SUNCOAST NATURALS, INC.


                                                 By: /s/ Thomas Hagan
                                                     -----------------
                                                     THOMAS HAGAN, Secretary



                                                    /s/ William J. Reilly
                                                    ---------------------
                                                    WILLIAM J. REILLY